EXHIBIT 5  OPINION OF HAMILTON & LEHRER, P.A.

Hamilton & Lehrer P.A.
101 Plaza Real South, Suite 201 S
Boca Raton Florida 33432
Telephone 561-416-8956
Facsimile 561-416-2855
June 21, 2010

Attune Rtd
3700 B Tachevah Road
Palm Springs, California  92262

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about June 22, 2010 (the “Registration Statement”), registering an aggregate of four million (4,000,000) shares of the class A common stock, par value $0.0166 par value per share (the “Class A Common Shares”), of Attune RTD, a Nevada corporation (the “Company”),which are or will be issuable to employees, directors and consultants of the Company pursuant to the Company’s 2010 Equity Incentive Plan, (the “Attune RTD 2010 Plan”).

We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents.  In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents.  We have further assumed that all shares issued or to be issued pursuant to the Attune RTD 2010 Plan were or will be validly granted in accordance with the terms of the Attune RTD 2010 Plan.

We are of the opinion that the  Class A Common Shares, which are hereafter issued in accordance with the terms of the Attune RTD 2010 Plan, will, upon the payment of the consideration in services therefore required by the terms of the Attune RTD 2010 Plan, be duly and validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Class A Common Shares to be issued pursuant to the Attune TRD Plan, and to any references to us in such Registration Statement.

Very truly yours,
/s/Hamilton & Lehrer, P.A.

 By: Brenda Hamilton, Esquire, President
 For the Firm